Exhibit 10.2

ACTUANT CORPORATION

2002 NONQUALIFIED STOCK OPTION AGREEMENT

(Officer Grant)

GRANTEE:	«FirstName» «LastName»

GRANTEE’S ADDRESS:	«Address1» «Address2»
«City», «State» «PostalCode»

NUMBER OF SHARES OPTIONED:	«Shares»

OPTION PRICE PER SHARE:	«OptionPrice»

DATE OF GRANT:	«GrantDate»

EXPIRATION DATE:	the earlier of (i) 10 years from the date of grant at 5:00 o’clock p.m., Milwaukee Business Time, or (ii) the date provided under Section 4.

Actuant Corporation and the above named Grantee hereby agree as follows:

1. Option. Actuant Corporation (hereinafter called the “Company”), grants to the Grantee an option to purchase all or any part of the number of shares of Common Stock above stated at the option price per share above stated upon the following terms and conditions.

2. Plan. This Option is granted under and subject to the terms of the Actuant Corporation 2002 Stock Plan (herein called the “Plan”). In the event of any conflict between any provisions of this Option and the provisions of the Plan, the provisions of the Plan shall control. Terms defined in the Plan where used herein shall have the meanings as so defined. Grantee hereby acknowledges receipt of a copy of the Plan.

3. Vesting of Option. Except as otherwise provided herein or in the Plan, this Option shall be exercisable only prior to the expiration date hereof, and then only as set forth in the following table:

Years From Date Option is Granted	Cumulative Fraction Of Shares Optioned Which Is Exercisable
After Three Years	50%
After Five Years	100%

Notwithstanding the foregoing, in the event that Grantee’s employment with the Company shall cease because of retirement after age 60, death or disability (as determined by the Committee) this Option shall be fully exercisable.

4. Term of Option. All rights to exercise this option shall terminate upon the earlier of the following dates: (a) the expiration date of the option; or (b) one year after Grantee’s termination of employment with the Company or a Subsidiary. Options may be exercised only with respect to whole shares of stock. Nothing herein contained shall be construed to extend the ultimate term of any option beyond the period of 10 years from the date of the grant of such option.

5. Manner of Exercise. The option may from time to time be exercised, in whole or in part, with respect to any shares for which the right to exercise shall have accrued and not theretofore been exercised, by delivering to the Secretary of the Company written notice specifying the number of shares to be purchased, together with payment of the exercise price and any required withholding taxes. The Grantee may elect to pay the exercise price for a stock option in cash, by check, by delivering shares of Company Stock which have been beneficially owned by the Grantee, the Grantee’s spouse, or both of them for a period of at least 6 months prior to the time of exercise (“Delivered Stock”) or a combination of cash and Delivered Stock. A Grantee may elect to pay any withholding obligation in cash, by check, with shares of Company Stock that would otherwise be issued upon exercise of a stock option or a combination of cash and Company Stock.

6. No Rights To Continued Employment. The Plan and any option granted under the Plan shall not confer upon any Grantee any right with respect to continuance of employment by the Company, nor shall they interfere in any way with the right of the Company to terminate his employment at any time.

7. Acceleration of Right to Exercise. If a Change in Control (as determined by the Committee) of the Company occurs when the Grantee is employed by the Company, any options which, by their terms, were not exercisable in full prior to the date of such Change in Control shall become immediately exercisable and shall not be limited by any restrictions on exercisability under Paragraph 3 of this Agreement. Further, if the Company sells an operating unit (subsidiary or division) employing the Grantee, this option shall become immediately exercisable if the Grantee ceases to be employed by the Company or any of its subsidiaries as a result of such disposition.

8. Corporate Spinoff. In the event of a corporate spinoff separating the Company into two or more separate entities, the Committee may, in its complete discretion, adjust this option in such manner as it deems appropriate, including converting this option into an option to purchase stock of the entity which employs Grantee. A corporate spinoff separating the Company into two or more separate entities shall not be deemed a Change in Control for purposes of this Agreement. If Grantee is employed by one of the separate entities and the separate successor entity has a subsequent Change in Control (as determined by the Committee), the subsequent Change in Control shall be deemed a Change in Control for purposes of this Agreement and cause the option to become immediately exercisable.

9. Special Accelerated Vesting Rule for Corporate Officers. A corporate officer who (a) voluntarily terminates employment after eight years with the Company, (b) provides at least one year advance notice to the Committee of such termination and has such termination accepted by the Committee, (c) in fact remains an employee for such period, and (d) terminates his employment at the end of the agreed upon period, shall be fully vested in this option.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date of grant shown above.

ACTUANT CORPORATION

By:	/s/ Robert C. Arzbaecher
Robert C. Arzbaecher
President and CEO

Accepted as of the Date of Grant in accordance with, and subject to, the above terms and conditions of this Agreement and of the Plan document, a copy of which has been received by me.

«FirstName» «LastName»